POWER OF ATTORNEY AND CONFIRMING STATEMENT

This Power of Attorney and Confirming Statement (this “Statement”) confirms that the undersigned has authorized and designated each of Ian J. Sandler and Orit Mizrachi to execute and file on the undersigned’s behalf all Schedules 13G (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Carlyle GMS Finance, Inc. The authority of Ian J. Sandler and Orit Mizrachi under this Statement shall continue until the undersigned is no longer required to file Schedule 13G with regard to his or her ownership of or transactions in securities of Carlyle GMS Finance, Inc., unless earlier revoked in writing. The undersigned acknowledges that Ian J. Sandler and Orit Mizrachi are not assuming any of the undersigned’s responsibilities to comply with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended.

In order that Schedule 13G (including any amendments thereto) may be filed on your behalf, please provide the information requested below regarding SEC Edgar filing codes.

In witness whereof, this Statement is signed and dated as of the date set forth below.

By:/s/ William E. Conway, Jr.

      William E. Conway, Jr.

Date: May 10, 2013